Exhibit 10.4.2

AGREEMENT OF RETIREMENT, SETTLEMENT AND RELEASE
B E T W E E N:
MDC PARTNERS INC.
(hereinafter referred to as “MDC”)
- and -
STEPHEN PUSTIL
(hereinafter referred to as “Pustil”)
AND WHEREAS, Pustil and MDC are parties to an Employment Agreement dated August 20, 2007, as amended on August 5, 2010 (the “Employment Agreement”);
WHEREAS, Pustil and MDC have agreed that, effective as of October 31, 2015 (the “Retirement Date”), Pustil shall retire from and cease to be employed by MDC and any of its subsidiaries and affiliates;
AND WHEREAS, in connection with Mr. Pustil’s retirement, the parties have agreed to resolve and settle in full all claims of any kind that could be or could have been raised by Pustil under any federal or provincial law or under any statute or contract or tort law or otherwise, against MDC and its partners, subsidiaries, affiliates, unincorporated divisions, successors or assigns, or against any past or present director, officer, agent, shareholder or individual now or previously employed by or representing any of them;
NOW THEREFORE, the parties agree as follows:
1.MDC shall pay to Pustil his base salary through and including the Retirement Date.
2.    MDC shall pay to Pustil, or if directed in writing by Pustil to Rondan Holdings Limited (an affiliate of Pustil), the sum of One Million Two Hundred Seventy Thousand Canadian Dollars (Cdn$1,270,000), plus HST, (the “Consulting Payment”). The Consulting Payment shall be paid in equal monthly instalments (in arrears) during the twelve (12) month period beginning effective November 1, 2015, and continuing through and until October 31, 2016 (the “Consulting Period”). Pustil or Rondan Holdings Limited (as the case may be) shall provide appropriate invoices with respect to each of the above Consulting Payments. Payment of the remaining unpaid Consulting Payment(s), if any, will be accelerated and due promptly following any “Change of Control” (as defined in the Employment Agreement) of MDC or upon the death of Pustil.
3.    Notwithstanding his retirement and the fact that he will not be employed on the applicable “Performance Award Payment Date”, Pustil shall remain eligible to receive a cash payout from MDC pursuant to the terms and conditions of (i) the 2015 LTIP Award Agreement between MDC and Pustil dated as of January 26, 2015 (the “2015 LTIP Award”) and (ii) the 2014 LTIP Award Agreement between MDC and Pustil dated as of May 1, 2014 (the “2014 LTIP Award” and, together with the 2015 LTIP Award, the “Outstanding LTIP Awards”), in each case strictly in accordance with the terms and conditions of each respective award agreement, including the achievement by MDC of the underlying financial performance targets during the applicable performance period. Payment (if any) by MDC of any amount due under the Outstanding LTIP Awards will be made on the regularly scheduled ”Performance Award Payment Date” specified in the underlying award agreement, and shall be conditioned upon and subject to Pustil’s ongoing compliance with the terms and conditions of this Agreement during the Consulting Period.
4.    Pustil shall also remain eligible for a pro-rata portion of his annual discretionary bonus with respect to calendar year 2015, payable in 2016 on the date such annual discretionary bonuses (if any) are otherwise payable to other senior executives of MDC.
5.    During the Consulting Period, Pustil shall provide reasonable consulting services to MDC, as requested by MDC. The consulting services (the “Consulting Services”) to be performed by Pustil shall include assisting MDC in connection with any real estate transitional matters, including any required negotiations for the lease termination at 45 Hazelton Ave., Toronto, Canada, and the liquidation and/or monetization of MDC’s equity interests in 939 Eglington LP. During the Consulting Period, Pustil shall report directly to MDC’s CEO (Scott Kauffman) or another person designated by Mr. Kauffman in his discretion, at such times and in such detail as shall reasonably be required. In any event, the Consulting Services will terminate upon the closing of any Change of Control of MDC.
6.    Except as expressly provided for in Sections 1, 2, 3 and 4 of this Agreement, Pustil shall not be entitled to any additional compensation, incentive payment or payment of any other amounts in respect of his retirement from MDC or in respect of the provision of the Consulting Services to MDC. MDC agrees to reimburse Pustil for all reasonable travel expenses incurred in connection with the Consulting Services. Pustil agrees that should he fail to provide the Consulting Services as requested by MDC, then MDC’s obligation to pay the remainder of the Consulting Payment will terminate without further obligation if such breach is not remedied within 5 days after written notice of such breach is delivered to Pustil.
7.    For any matters which arose on or before October 31, 2015, MDC agrees that Pustil shall (i) be entitled to the benefit of any Officers and Directors Insurance coverage consistent with the terms and conditions of the insurance policy and (ii) be eligible for indemnification pursuant to MDC’s Bylaws.
8.    In connection with Pustil’s retirement and mutually-upon agreed separation under this Agreement, MDC hereby agrees to waive enforcement of any applicable repayment requirement under the outstanding Incentive/Retention Agreements signed by Pustil.
9.    All monetary amounts referred to herein shall be in Canadian funds and shall be subject to withholding of taxes and other deductions required by law or as agreed to, in writing, between the parties. As an independent contractor, Pustil shall be responsible for all taxes and remittances payable as a result of the performance of the Consulting Services hereunder.
10.    Pustil agrees to notify MDC in writing not less than three (3) business days prior to any open-market sale of MDC’s Class A shares.
11.    In respect of Pustil’s retirement, MDC shall continue to pay the premiums for health benefits for a maximum period of one year from November 1, 2015 until October 31, 2016, or such earlier date in the event of acceleration of the Consulting Payment pursuant to Section 2 of this Agreement.
12.    Pustil hereby undertakes and agrees to comply with all of the post-employment restrictive covenants set forth in Section 8 of the Employment Agreement it being understood that the Restricted Period (as that term is defined in the Employment Agreement) commences November 1, 2015.
13.    Pustil agrees and undertakes to resign as an officer and/or director of MDC and any other companies to which he has been appointed either as an officer and/or director. By the execution of this Agreement of Retirement, Settlement and Release (this “Agreement”), Pustil acknowledges that he shall have so resigned and agrees to cooperate in executing any required documents.
14.    Pustil agrees not to, either directly or indirectly, publish or disclose the contents of this agreement or any terms thereof, in any manner whether in writing or orally, to any individual or entity (except for any one from whom Pustil obtains professional advice or his immediate family regarding this agreement) directly or indirectly, whether individually or by or through any agent, representative, attorney or other person.
15.    The parties agree that this Agreement may not be used as evidence by either of them in any action or proceeding except one in which one of the parties alleges a breach of this Agreement.
16.    In consideration for the payments and other promises contained in this Agreement, Pustil agrees to execute the attached full and final Release and Indemnity.
17.    In consideration for the payments and other promises contained in this Agreement, MDC releases and discharges Pustil from any and all known legal claims in law or in equity of any kind whatsoever, which MDC ever had or now has against Pustil arising out of or attributable to his employment with MDC; provided, however, the foregoing release shall not apply to or release any rights reserved to MDC under the terms of this Agreement (including without limitation any claim relating to a breach by Pustil of any of his covenants under this Agreement) or any claim relating to fraud.
18.    This Agreement and the terms hereof supersede and replace all prior discussions and/or agreements made between the parties, whether oral or written, and shall constitute the entire agreement between the parties with respect to all matters contemplated by this Agreement and the parties hereto do not rely upon or regard as material, any representations or writings whatsoever not incorporated into and made a part of this Agreement. This Agreement shall not be amended, altered or modified except in writing signed by the parties.

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THIS AGREEMENT may be executed in counterparts, all of which together shall constitute a single, original instrument.
HAVING READ AND UNDERSTOOD THE RELEASE AND INDEMNITY, CONSULTED COUNSEL OR VOLUNTARILY ELECTED NOT TO CONSULT COUNSEL, AND HAVING HAD SUFFICIENT TIME TO CONSIDER WHETHER TO ENTER INTO THIS AGREEMENT, THE PARTIES HERETO HAVE EXECUTED THIS AGREEMENT AND RELEASE AS OF THE DAY AND YEAR FIRST WRITTEN BELOW.
DATED this 29th day of October, 2015.

MDC Partners Inc.
	Per:	/s/ Mitchell Gendel
Name: Mitchell Gendel Title: General Counsel
I have the authority to bind the corporation

/s/ Stephen Pustil
Witness	Stephen Pustil

RELEASE AND INDEMNITY
IN CONSIDERATION of the attached Agreement of Retirement, Settlement and Release dated October 29, 2015, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, I STEPHEN PUSTIL, for myself, my heirs, executors, administrators and assigns, hereby release and forever discharge MDC PARTNERS INC. and its subsidiaries, affiliates, unincorporated divisions, predecessors, successors and assigns, and all of their past and present officers, directors, representatives, agents, shareholders and employees (collectively the “Released Parties”) from any and all claims, demands, causes of action, fees and liabilities of any kind whatsoever, whether known or unknown, which I ever had, now have or may have hereafter against any of them, by reason of any actual or alleged act, omission, transaction, practice, conduct, occurrence or other matter whatsoever up to and including the date on which this agreement becomes effective. Without limiting the generality of the foregoing, this instrument shall release the Released Parties from any claim arising out of or in any way relating to my employment or the cessation thereof, including but not limited to all claims that could have been raised under the Employment Standards Act of Ontario, 2000 as amended, the Human Rights Code of Ontario, as amended, Workplace Safety and Insurance Act, Occupational Health and Safety Act, the Employment Agreement including, but not limited to, any claim for statutory termination pay, statutory severance pay, commissions, vacation pay, overtime pay, health benefits, RSUs, bonuses, payment under any bonus or other compensation plan and any other compensation of any kind whatsoever under any federal or provincial law, by statute, regulation, contract or tort law, or and that I have not been subjected to any unequal treatment contrary to the Ontario Human Rights Code. I further agree that I will not say, write or cause to be said or written, any statement that may be considered defamatory, derogatory or disparaging of any of the Released Parties.
AND FOR THE SAID CONSIDERATION I further agree not to make any claim or demand or commence, maintain or prosecute any action, cause or proceeding for damages, compensation, loss or any relief whatsoever against the said Released Parties in respect of any cause, matter or thing whatsoever arising out of or in consequence of my employment or the termination of my employment with the Released Parties. I further agree that this Release shall operate conclusively as an estoppel in the event of any such claim, action or proceeding and may be pleaded accordingly.
AND FOR THIS CONSIDERATION I further agree to indemnify and save harmless the Released Parties from any and all claims or demands under the Income Tax Act of Canada and/or the Income Tax Act of the Province of Ontario and/or under the Employment Insurance Act of Canada, in respect of any failure on the part of the Released Parties to withhold income tax and/or any amounts previously paid to me by Social Development Canada on account of employment insurance benefits received from the said consideration any interest or penalties relating to same, and further, to indemnify the Released Parties for any costs or expenses it may incur in defending such claims or demands.
NOTWITHSTANDING THE FOREGOING, this Release shall not apply to any actions, causes of action, claims and demands which I may have relating to the failure or the refusal of the Released Parties to comply with the terms of settlement as agreed upon.

AND I HEREBY DECLARE that I fully understand the terms of this settlement and have received or was afforded the opportunity to receive independent legal advice prior to executing this document and that I voluntarily accept the consideration offered for the purpose of making full and final compromise and settlement of all claims as aforesaid.
AND I HEREBY AGREE AND UNDERTAKE to resign as an officer and/or director from any companies referred to above and shall execute any documentation required for such purpose.
IT IS UNDERSTOOD AND AGREED that I hereby undertake and agree not to disclose the facts of this settlement or agreement or the terms thereof to any third party without the written consent of the Released Parties, except persons from whom I receive professional advice, my immediate family or as required by law. I also hereby undertake and agree that I will not make any disparaging remarks against the Released Parties.
THIS RELEASE AND INDEMNITY shall be deemed to have been made in and shall be construed in accordance with the laws of the Province of Ontario.

THIS RELEASE AND INDEMNITY shall enure to the benefit of and be binding upon the undersigned, the Released Parties and their respective heirs, executors, administrators, legal personal representatives, successors and assigns.
IT IS UNDERSTOOD AND AGREED that the giving of the aforesaid consideration is deemed to be no admission whatsoever of liability on the part of the Released Parties.
IN WITNESS WHEREOF I have hereunto set my hand and seal at              this 29th day of October, 2015.

SIGNED, SEALED AND DELIVERED in the presence of
/s/ Stephen Pustil
Witness	Stephen Pustil